CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the references to our firm under the captions
"Financial Highlights" for Liberty California Tax-Exempt Fund, Liberty Connecticut Tax-Exempt Fund, and Liberty Massachusetts Tax-Exempt Fund (three of the series comprising Liberty Funds Trust V) in the Liberty State Funds Prospectus and in the Introduction and under the caption "Independent Accountants/Auditors of the Funds" in the Liberty Funds Trust V Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 38 to the Registration Statement (Form N-1A, No. 33-12109) of our reports dated March 14, 2003 on the financial statements and financial highlights of Liberty California Tax-Exempt Fund, Liberty Connecticut Tax-Exempt Fund, and Liberty Massachusetts Tax-Exempt Fund included in their respective Annual Reports dated January 31, 2003.


/s/
ERNST & YOUNG LLP


Boston, Massachusetts
May 23, 2003